June 30, 1999
Young Wha Corporation (Korea)


C.G. Uhlenberg & Co. LLP
647 Veterans Blvd.
Redwood City, CA. 94063, USA



                      INDEPENDENT AUDITORS' CONSENT




We consent to the use in the annual report of Digital Video Systems, Inc. on Form 10-KSB of our report dated April 24, 1999 relating to the financial statements of DVS Korea Co., Ltd. not presented separately in the annual report.

/s/ Chan-Seok Oh, Partner